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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                 FORM 12b-25

                         NOTIFICATION OF LATE FILING

  [ ]Form 10-K   [ ]Form 20-F   [ ]Form 11-K   [X]Form 10-Q   [ ]Form N-SAR

                                       SEC FILE NUMBER:  000-22783
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                                       CUSIP NUMBER:  804053 10 6
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For Period Ended: September 30, 2001

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ______________

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          Nothing in this form shall be construed to imply that the
          Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
     Entire Form 10-QSB

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Part 1 - REGISTRANT INFORMATION
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Full Name of Registrant:       Sattel Global Networks, Inc.

Former Name, if Applicable:    Osteo Systems, Inc.

Address of Principal Executive Office (Street and Number):
     932 Burke Street

City, State and Zip Code:
     Winston-Salem, NC  27101

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Part 2 - RULES 12b-25(b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ]   (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.


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[X]   (b)   The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calender day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
[ ]   (c)   The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.

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Part 3- NARRATIVE
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State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q,
N-SAR, or the transaction report or portion thereof, could not be filed within the prescribed time period.

     Officers of the Company responsible for preparing the report have been unable to complete information required in the report because the accounting is not done. The Company is therefore seeking an extension to allow it suitable time to finish.

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Part 4 - OTHER INFORMATION
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(1)   Name and telephone number of person to contract in regard to this notification:

            Richard Muller, Secretary         (303) 404-9904
                (Name and Title)            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act or 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been
      filed?  If answer is no, identify report(s).          [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject report or
      portion thereof?                                      [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          Sattel Global Networks, Inc.
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


   Date:   NOVEMBER 14, 2001        By:     /S/ RICHARD MULLER
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                                    Name:  Richard Muller
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                                    Title: Secretary
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